Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Net Element, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-186621, No. 333-204840 and No. 333-199432) and Form S-8 (No. 333-195476 and No. 333-208364) of Net Element, Inc. of our report dated March 30, 2016, relating to the consolidated financial statements, at and for the years ended December 31, 2015 and 2014, which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ DASZKAL BOLTON LLP

Fort Lauderdale, Florida

March 30, 2016